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                                                                    Exhibit 99.2

Company Contact:                         Editorial Contact:

Applied Micro Circuits Corporation       The Ardell Group
Bill Berridge or Mary Pund               Karina Wollesen
(858) 535-4260 or (858) 535-6523              (650) 569-3806
e-mail: billb@amcc.com                        e-mail:
karina@ardellgroup.com
       maryp@amcc.com


                  AMCC COMPLETES ACQUISITION OF YUNI NETWORKS

SAN DIEGO, June 9, 2000 - Applied Micro Circuits Corp. (AMCC) [NASDAQ:AMCC], a leader in high-bandwidth silicon connectivity solutions for the world's optical networks, today announced that it has completed the acquisition of San Diego based YuniNetworks, Inc., a fabless semiconductor company that specializes in providing scalable terabit switch fabric technology.

The addition of YuniNetworks' solutions, in combination with AMCC's leadership position in OC-48 and OC-192 termination and its core competency in high-speed serial backplane products, will allow for compelling low power and smaller size system-level solutions while accelerating time-to-market for terabit router OEMs. YuniNetworks' switch architecture provides the Quality of Service (QoS) for eight classes of service and thousands of flows per port, a 40 Gbps link rate and is scalable for high-end, multi-terabit applications downward to 10 Gbps, allowing for the development of a family of switching products.

About AMCC

AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's optical networks. The Company utilizes a combination of high-frequency, mixed-signal design expertise and multiple silicon process technologies to offer IC products for the telecommunications market that address the SONET/SDH and ATM transmission standards and for the data communications markets that address the Gigabit Ethernet, ATM and Fibre Channel transmission standards. AMCC's core technologies also
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address ATE and high-speed computing needs. AMCC's corporate headquarters and wafer fabrication facilities are located in San Diego, California. Sales and consulting engineering offices are located throughout the world. For further information regarding AMCC and its products, write: Marketing Communication Department, AMCC, 6290 Sequence Drive, San Diego, California 92121-4358; or call 1-800-755-AMCC (1-800-755-2622) or (858) 450-9333; or fax (858) 450-9885; or
email nwpr@amcc.com; or visit our website at http://www.amcc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties, including, but not limited to risks associated with the integration of the acquired business as well as the risks and uncertainties set forth in, "The Factors That May Affect Future Results" detailed in the Company's Annual Report on Form 10-K for the year ended March 31, 1999, and the Company's other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.

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Product photos, datasheets and application notes are available upon request.
AMCC is a registered trademark of Applied Micro Circuits Corporation.